UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): February 5, 2009 (February 2, 2009)
Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	20-2096338

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
8484 Westpark Drive
Suite 720
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 442-5500
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective February 2, 2009, the Board of Directors of Global Telecom & Technology, Inc. (the “Company”) has appointed Eric Swank to serve as Chief Financial Officer.
     Prior to joining the Company, Mr. Swank, 41, served as the Treasurer and Senior Vice President of Finance at Mobile Satellite Ventures (now SkyTerra Communications), a publicly-held, Reston, Virginia-based developer and supplier of mobile satellite communications services from November, 2001 to April, 2008. From 1994 to 2001, Mr. Swank served in various positions, including Director, Corporate Development and Investor Relations, and Vice President, Corporate Planning and Investor Relations, at Motient Corporation (now TerreStar Corporation), a publicly-held, Reston, Virginia-based integrated mobile satellite and terrestrial communications network provider. Prior to joining Motient, from 1989 to 1994, Mr. Swank served as Director, Operations and Manager, Business Development for C-Tec Corporation, a diversified telecommunications holding company organized to hold Commonwealth Telephone Inc. and other non-regulated telecommunications businesses. Mr. Swank received a Bachelor’s degree in Finance from King’s College.
     In connection with the appointment, on February 2, 2009 the Company entered into an employment agreement with Mr. Swank. Pursuant to the terms of the employment agreement, Mr. Swank will receive a salary of $200,000 per year. He will be eligible to earn up to a $90,000 bonus during his first year of employment, which will be awarded at the discretion of the Board of Directors based upon its evaluation of his performance and the performance of the Company. As promptly as practicable after the execution of the employment agreement, he will be granted 50,000 restricted shares of our common stock and, on the first trading day of March, 2009, he will be granted 50,000 options to purchase our common stock, each grant vesting in four equal annual installments, pursuant to our 2006 Employee, Director and Consultant Stock Plan. However, if his employment is terminated by us without “cause,” a pro rata portion of each grant shall be deemed to have vested monthly.
     The employment agreement provides that Mr. Swank will not compete with us during the period of his employment and continuing until one year following the termination of his employment. He has also agreed not to solicit our customers, employees or consultants during the same period. Pursuant to the terms of the employment agreement, Mr. Swank also entered into an assignment of inventions and confidentiality agreement, pursuant to which he has agreed to maintain in confidence all of our proprietary information, and to assign to us any inventions conceived by him in the course of his employment.
     The employment agreement will remain in effect until it is terminated under any of the following circumstances: (1) upon Mr. Swank’s death, (2) upon the disability of Mr. Swank that prevents him from performing his duties to us for a period of more than 180 days in the aggregate in any 12-month period, (3) upon written notice from us, terminating his employment for “cause,” as defined in the employment agreement, (4) upon written notice from us terminating his employment without “cause,” (5) upon written notice from Mr. Swank, terminating his employment for “good reason,” as defined in the employment agreement, or (6) upon not less than 30 days written notice from Mr. Swank, terminating his employment other than for “good reason.”
     In the event of Mr. Swank’s disability, he would be entitled to a continuation of health benefits for twelve months following the termination of his employment. In the event that his employment is terminated by us without “cause,” or by Mr. Swank for “good reason,” he would be entitled to receive his base salary and health benefits for six months following the termination of his employment, however, in certain circumstances he may be entitled to his base salary and health benefits for 12 months following the termination of his employment.
     The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement for Eric Swank, dated February 2, 2009

99.1	Press Release by Global Telecom & Technology, Inc., dated February 5, 2009*

*    This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 5, 2009

GLOBAL TELECOM & TECHNOLOGY, INC.
By:	/s/ Chris McKee
Chris McKee
Secretary & General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Agreement for Eric Swank, dated February 2, 2009

99.1	Press Release by Global Telecom & Technology, Inc., dated February 5, 2009*

*    This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.